Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our auditor’s report dated May 10, 2019 (December 1, 2020 as to the effects of the reverse stock split discussed in Note 20) with respect to the consolidated financial statements of Hydrofarm Holdings Group, Inc. (the “Company”) as at December 31, 2018 and for the year then ended, included with the Prospectus dated December 9, 2020, as filed with the United States Securities Exchange Commission on December 11, 2020, pursuant to Rule 424(b)(4) of the Securities Act in connection with the Registration Statement No. 333-250037.

We also consent to the reference to us under the caption “Experts” in the Prospectus and in this Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

February 16, 2021

Toronto, Canada